Exhibit 10.9

20 August 2013

David Greene

[Private Address]

Dear David:

We believe that you will make an important contribution to the success and growth of Aerohive Networks, Inc. (“Aerohive Networks,” or the “Company”). With this in mind, I am pleased to offer you the position of Chief Marketing Officer, reporting directly to me. This letter of agreement is intended to confirm the terms of your employment with Aerohive Networks.

Consistent with this position, you will be expected to perform job-related duties as I may assign to you from time-to-time. Your primary job location will be at Aerohive Networks’ office located in Sunnyvale, California, and at such other places as Aerohive Networks may direct over time. Your expected date of hire and commencement of employment with Aerohive Networks is identified below.

Cash Compensation. This is an exempt position and your initial base salary will be $250,000 on an annualized basis (before withholdings for applicable taxes, benefits, and other deductions). You will also be eligible to participate in our performance-based compensation program, which is based on quarterly pay-outs dependent upon achievement of MBOs defined and confirmed in writing by the Company. Your performance-based target is 25% of your base salary, 60% of which is based on Company performance and 40% of which is based on your individual performance, with potential payments pro-rated for each quarterly performance period.

All employment-related payments (including salary and expense reimbursements) will be payable in accordance with Aerohive Networks’ standard payroll schedule and process, and subject to withholding and payroll taxes and other deductions required by law.

Stock Award. In conjunction with your commencement of employment, we will propose that our Board of Directors approve an option for you to purchase 817,801 shares of our Common Stock (which is calculated based on 0.75% of the Company’s fully diluted capital as of June 30, 2013). This option award is subject to such Board approval, and to all terms and conditions of the specific Aerohive Networks option plan from which the option award would issue. Once approved (and subject to your continuing employment in good standing), 25% of the shares subject to the option award would vest after 12 month and the remaining shares would vest in equal monthly installments over the next 36 months, in each case subject to your continuous service in good standing (as described in the applicable stock option agreement).

Notwithstanding the foregoing vesting schedule, and consistent with similar protections offered to our executives, if, within twelve (12) months after a Change in Control (as defined in the Plan), you are terminated by the Company other than for Cause (as defined below), death, or disability (as defined in the Plan) or you resign for Good Reason (as defined below), and in either case you sign and do not revoke a standard form of release then-offered to the Company’s employees, then 50% of the then-unvested shares subject to your then-outstanding options at the time of your termination or resignation will immediately vest and become exercisable.

330 Gibraltar Drive  —  Sunnyvale, California 94089  —  P: 408.510.6100  —  F: 408.510.6199

info@aerohive.com   —  www.aerohive.com

For purposes of this letter agreement, “Cause” shall mean:

1.	Engaging in knowing and intentional illegal conduct materially injurious to the Company or any of its affiliates;

2.	Violation of a U.S. federal or state law or regulation or a law or regulation of any other jurisdiction applicable to the Company’s business, which violation was or is reasonably likely to be injurious to the Company or any of its affiliates;

3.	Material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the Company, or any of its affiliates;

4.	Conviction for, or entry of a plea of nolo contendere to, a felony involving any act of moral turpitude, dishonesty, or fraud against, or the misappropriation of material property belong to, the Company or its affiliates;

5.	Significant job performance issues, or continued and willful violations of your obligations to the Company as an employee of, or consultant to, the Company or any of its affiliates and your failure to cure such violations within the thirty (30)-day period following written notice from the CEO; or

6.	Any breach by you of any material provision of the terms of your employment or engagement by the Company materially injurious to the Company,

in each case with respect to the foregoing, as determined by a resolution of the Board of Directors.

For purposes of this letter agreement, “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent:

1.	A material reduction in your authority, duties, or responsibilities with the Company (including a parent or subsidiary of the Company) in effect immediately prior to such reduction, unless you are provided comparable authority, duties, or responsibilities;

2.	A material change in the geographic location at which you must perform services, provided that in no instance will your relocation to a facility or a location of fifty (50) miles or less from your then-current office location be deemed material for purposes of this letter agreement;

3.	A material reduction by the Company (including a parent or subsidiary of the Company) in your OTE as in effect immediately prior to such reduction, which does not similarly affect other executives; or

4.	Any material breach of this letter agreement by the Company.

You will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of your initial discovery of the grounds for “Good Reason” and providing to the Company a reasonable cure period of not less than thirty (30) days following the date of such notice. Your continued employment during any such discovery and cure period shall not constitute a waiver of your rights to assert Good Reason hereunder.

The Company agrees to review the foregoing protections and benefits available to you in the context of a Change of Control in the event prior to the first anniversary of commencement of your employment the Company enters agreements with its other executives to provide materially greater protections upon such Change of Control.

The exercise price of the shares subject to the award will be set at the time it is approved by our Board of Directors.

Benefits. Aerohive Networks offers what we feel is a very competitive benefits package. A brief summary of those benefits is enclosed for your review. You will need to review carefully the specific benefit plans to determine your eligibility and the applicable terms and conditions. Your eligibility to receive employee benefits and participate in Company-sponsored programs will be subject in each case to the specific applicable terms and conditions for the benefits programs in question (including as they may change or be administered over time). Please note that Aerohive Networks may from time to time, in its discretion, adjust the benefits available to you and the Company’s other employees.

At Will Employment. During your employment with Aerohive Networks, you will be expected to establish and maintain a professional, cordial relationship with co-workers, management, suppliers and customers. You will be expected to learn the requirements of the position and satisfactorily meet performance objectives over time. You also will be expected to participate actively in Aerohive Networks’ performance improvement processes and, at all times as a condition of continuing employment, to abide by all then- current Aerohive Networks’ policies and procedures and legal or regulatory requirements applicable to your employment. Aerohive Networks’ policies and procedures relating to employment can be found in the Company’s Employee Handbook, which will be available via Jive.

You understand and agree that your employment with Aerohive Networks will at all times be “at will”. It is not for a specific term and you or Aerohive Networks can terminate it at any time, for any reason or no reason, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as Aerohive Networks’ personnel policies and procedures applicable to you may change from time to time, the “at will” nature of your employment can only be changed in an express written agreement signed by you and our C.E.O.

Arbitration. You and Aerohive Networks agree to submit to mandatory, exclusive and binding arbitration any controversy or claim arising out of, or relating to, this letter agreement, your employment relationship, any benefit or compensation you claim as a result of your employment, or the fact or circumstances of employment termination, provided that the parties retain their right to, and will not be in any way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.

The determination of this arbitration will be final, binding and non-appealable by your or Aerohive Networks, will be conducted through JAMS/Endispute and subject to its rules then in effect and will take place in Santa Clara County, State of California, before a single arbitrator.

Aerohive Networks will bear the costs of the arbitrator; however, you and Aerohive Networks will each bear its own costs and fees (including attorneys’ costs and fees) incurred in conjunction with the arbitration (or otherwise in conjunction with any controversy or claim between us).

You and Aerohive Networks agree that this arbitration requirement shall not apply to any dispute or claim relating to the misuse or misappropriation of the Company’s trade secrets or proprietary or confidential information.

Other Conditions and Applicable Agreements. You also must provide appropriate identification establishing your identity and legal right to work within the United States, and complete and return a form 1-9 within the first three (3) days of your date of hire. This offer is also contingent upon satisfactory background and reference checks. In this regard, you will be asked to consent to such background information and references as Aerohive Networks deems reasonably necessary, including confirmation of your past employment history, Social Security verification and criminal background.

As a further condition of our offer and your initial and continuing employment with Aerohive Networks, you will be expected to sign and comply with certain agreements and all Aerohive Networks’ policies and procedures concerning benefits, confidential information, assignment of inventions, arbitration of disputes, business conduct, among others. In his regard, you will be asked to sign and return in conjunction with your acceptance of this offer the enclosed Proprietary Information and Inventions Agreement and Agreement to Arbitrate Disputes and Claims. These agreements and the additional policies and procedures applicable to you at all times during employment with Aerohive Networks, contain important conditions effecting your employment and your legal rights in general. Please read and review them carefully and feel free to consult with your attorney or other advisor concerning their terms, significance and effect on you.

This is Our Complete Agreement. This letter agreement is the full, complete and only agreement between you and Aerohive Networks regarding your employment and Aerohive Networks’ employment relationship with you. Any contrary communications, representations, promises or assurance which may have been made or be made to you, concerning any aspect of your employment, are superseded by this offer and of no binding effect on Aerohive Networks. Any additions or modifications of these terms would have to be in writing and signed by you and our C.E.O. in order to be effective and binding on Aerohive Networks.

If acceptable, please sign, date and return to Human Resources this letter agreement, along with the enclosed additional documents. If not accepted before the close of business on August 21, 2013, this letter agreement and employment offer will automatically expire.

If there are any questions or concerns, please contact me.

We are excited to have you join our team and look forward to working with you at Aerohive Networks. Welcome aboard!

Sincerely,

Aerohive Networks, Inc.

By:
David Flynn
Chief Executive Officer

I have read and understand this employment offer and agreement and accept its terms as a condition of my initial and continuing employment with Aerohive Networks. I also specifically understand that Aerohive Networks may revoke this offer at any time, and for any reason, prior to my actual commencement of employment and without obligation or liability to me, and that my continuing employment thereafter with Aerohive Networks shall be “at will”, subject to my compliance with all policies or procedures in effect, and terminable by me or by Aerohive Networks at any time, for any reason, with our without cause and with our without notice.

Signature of David Greene

Dated:	22 AUGUST, 2013

Confirmation of Start Date:

Attachments:	Proprietary Information and Inventions Agreement Agreement to Arbitrate Disputes and Claims Employee Benefits Guide